UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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salesforce.com, inc.

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On April 25, 2019, salesforce.com, inc. (“Salesforce” or the “Company”) filed with the U.S. Securities and Exchange Commission its definitive proxy statement for the 2019 Annual Meeting of Stockholders to be held on June 6, 2019 (the “Proxy Statement”). Salesforce is filing this supplement to the Proxy Statement because a law firm purporting to represent a stockholder has asserted that the Proxy Statement, which includes more than 25 pages of information regarding Salesforce’s executive compensation program, should have included a cross-reference to a discussion in the Company’s Annual Report on Form 10-K of assumptions underlying the valuation of the performance-based restricted stock units (“PRSUs”) granted to our Named Executive Officers (“NEOs”) in fiscal 2019. The Company’s Annual Report on Form 10-K does not contain a discussion of such assumptions because the PRSUs are immaterial to the Company’s financial statements and stock-based compensation expense. Although we believe that the stockholder’s request to provide such disclosure is without merit and that the requested information is not material, to avoid unnecessary distraction ahead of the annual meeting, we are providing additional information below regarding the grant date fair value determination for those PRSUs.

As disclosed in the Proxy Statement, the performance metric for the PRSUs is three-year relative total stockholder return (“TSR”) for the Company’s stock as compared to TSR of the Nasdaq 100 Index group of companies as of the grant date. The Stock Awards column of the Summary Compensation Table in the Proxy Statement and the Grant Date Fair Value of Stock and Option Awards column of the Grants of Plan-Based Awards Table in the Proxy Statement report, among other things, the grant date fair value of PRSUs granted to our NEOs during the 2019 fiscal year. As disclosed on page 39 of the Proxy Statement, the grant date fair value is calculated by multiplying the number of shares subject to the PRSUs by the estimated fair value using a Monte Carlo valuation method in accordance with applicable accounting guidance (FASB ASC Topic 718).

The Monte Carlo valuation method simulates a range of possible future stock prices for Salesforce and each company in the Nasdaq 100 Index group over the PRSUs’ three-year performance period using certain factual data and an assumed risk-free interest rate. For each award, the expected term was based on the actual three-year term of the PRSUs (or the actual 2.92 year term for PRSUs granted in April 2018), the expected volatility of 29.08% (28.37% for PRSUs granted in April 2018) was based on the Company’s historical stock price volatility over the three years prior to the date of grant (the 2.92 years prior to the date of grant for PRSUs granted in April 2018), to conform to the term of the awards, consistent with the methodology addressed in FASB ASC Topic 718-10-55-37, and the expected dividend rate for Salesforce’s stock was based on the current dividend rate of zero, consistent with the statement in our Form 10-K that we do not intend to pay cash dividends for the foreseeable future. In addition to the foregoing, the risk-free rate of interest was 2.43% for PRSUs granted in March 2018 and 2.61% for PRSUs granted in April 2018, derived from prevailing interest rates on zero-coupon U.S. Treasury Bills for corresponding maturities. Based on this methodology, the valuation of the PRSUs granted in fiscal 2019 was 109.84% of the closing price of the Company’s stock on the date of grant for PRSUs granted in March 2018 and was 116.87% of the closing price of the Company’s stock on the date of grant for PRSUs granted in April 2018.